                                                                 EXHIBIT 10.13

                       EXCLUSIVE DISTRIBUTION AGREEMENT
                       --------------------------------


     THIS EXCLUSIVE DISTRIBUTION AGREEMENT (hereinafter this "Agreement") is entered into as of the 16/th/ day of September, 1999 by and between DAIWA SEIKO, INC., a Japanese corporation with offices at 14-16, Maesawa 3-chome, Higashikurume City, Tokyo, Japan ("Daiwa") and Carbite Inc., a United States company organized and existing under the laws of the state of California and having its principal office at 6330 Nancy Ridge Dr., Suite107, San Diego, CA 92121, U.S.A. ("Carbite").

WHEREAS:

     (1) Daiwa manufactures golf clubs or has golf clubs manufactured by its Authorized Suppliers (as defined below) and wishes to arrange for the distribution of such products in the Territory (as defined below) and for such purpose wishes Carbite to act as the exclusive distributor in the Territory of such products manufactured by Daiwa or its Authorized Suppliers;

     (2) In addition to acting as exclusive distributor in the Territory of the Daiwa Original Products (as defined below), Carbite wishes to assemble or have assembled or otherwise procure golf clubs and certain other products bearing the trademarks of Daiwa for distribution within the Territory, and for this purpose Daiwa and Carbite have entered into a separate trademark license agreement dated as of the 16/th/ day of September, 1999 (the "License Agreement");

     (3) Daiwa and Carbite wish to enter into a written agreement setting out the terms and conditions under which Carbite shall act as exclusive distributor of the Daiwa Original Products and Daiwa Licensed Products (as defined below) in the Territory.

NOW IT IS HEREBY AGREED as follows:

1.   Definitions

     The following terms shall have the following meanings in this Agreement:

     (a) The "Authorized Suppliers" shall mean (i) Daiwa's subsidiaries and affiliates; and (ii) other manufacturers which are authorized by Daiwa to manufacture the Daiwa Original Products for distribution in the Territory.

     (b) "Qualified Manufacturers" shall mean those manufacturers chosen by Distributor to produce Daiwa Licensed Products for Carbite with
          Daiwa's approval, which shall not be withheld by Daiwa   unreasonably.

     (c) The "Daiwa Products" shall mean any golf clubs, parts, golf bags, golf gloves, golf wear and accessories bearing any of the Trademarks and shall consist of the following:

          (i) "Daiwa Original Products", which shall mean those products manufactured by Daiwa or an Authorized Supplier; and
          (ii) "Daiwa Licensed Products", which shall mean any other products produced by Qualified Manufacturers in accordance with the License Agreement.

     (d)  The "Territory" shall mean the United States of America.

     (e) The "Trademarks" shall mean the trademarks in the form listed in the License Agreement, which are owned by Daiwa and registered in the Territory.

2.   Grant of Distribution Right/Right of First Refusal

     (a) Daiwa hereby appoints Carbite, and Carbite hereby agrees to act, as the exclusive distributor of the Daiwa Products in the Territory.

     (b) Carbite agrees to purchase Daiwa Original Products only from Daiwa and not from any other party. Carbite will use its best efforts to promote and sell Daiwa Original Products and Daiwa Licensed Products. In consideration of the fact, however, that Carbite has been distributing and desires to continue to distribute world wide its own golf products under the Carbite and other brand names owned by Carbite, Daiwa consents to Carbite's continuing to distribute such golf products in such manner, provided Carbite fulfills the terms of this Agreement. However, Carbite is not to be permitted to distribute or promote, as a distributor or otherwise, the golf products of any other company which is or could reasonably be expected to be in competition with Daiwa in golf products and/or fishing tackle products in the Territory, without obtaining the prior written consent of Daiwa.

     (c) Daiwa and its Authorized Suppliers shall not offer the Daiwa Products for sale to any person within the Territory other than (i) Carbite and (ii), or from outside the Territory by use of telecommunication or other means, individual consumers, or to any such person outside the Territory for distribution within the Territory, without obtaining the prior written consent of Carbite.

     (d) The rights granted to Carbite hereunder shall not give the Carbite a right to have the Daiwa Products distributed by its subsidiaries, if any, or by any other agents in the Territory.

     (e) Carbite shall not establish, maintain or utilize any branch or depot for distribution of the Daiwa Products outside the Territory.

     (f) Daiwa hereby grants Carbite the right of first refusal for an exclusive distributorship of Daiwa Products in Canada, if and when such distributorship can be legally granted by Daiwa.

3.   Minimum Purchase Obligation

     (a) Carbite shall undertake to purchase the Daiwa Products having an aggregate invoiced amount of at least fifty per cent (50%) of the Target Amount (as defined below) each year (the "Minimum Purchase Obligation").

The target amount of sales of the Daiwa Products by Carbite (the "Target Amount") for each 12 months from September 16/th/ to September 15/th/ of the following year (a "Contract Year") shall be as follows:

         Contract Year                    Target Amount
         -------------                    -------------
         September 16, 1999-
         September 15, 2000               US $  3,500,000

         September 16, 2000-
         September 15, 2001               US $ 10,000,000

         September 16, 2001-
         September 15, 2002               US $ 15,000,000

         September 16, 2002-
         September 15, 2003               US $ 20,000,000

         September 16, 2003-
         September 15, 2004               US $ 25,000,000

     (b) Within six (6) months of the end of the term of this Agreement or any extension thereof, Daiwa and Carbite shall discuss and negotiate the Target Amounts and Minimum Purchase Obligation for the following term.

     (c) For the purposes of this Article, amounts in excess of those stated above may not be carried forward and credited against the Minimum Purchase Obligation for the succeeding Contract Year. Daiwa Products are considered purchased when invoiced by Daiwa and/or by any Qualified Manufacturer.

     (d) For the purposes of this Article, the above Target Amounts and Minimum Purchase Obligation shall be calculated in United States dollars. When currency conversion is necessary for determining amounts payable in Japanese Yen, the rate of \105.00 = US$1 shall be applied. Should the TTB official exchange rate as announced in New York, New York, U.S.A. fall below \85.00 = US$1 or rise above \125.00 = US$1 for two (2) consecutive months, the parties shall re-negotiate in good faith the above Target Amounts and Minimum Purchase Obligation to make an equitable adjustment.

     (e) For the purposes of this Article, the term "Daiwa Original Products" shall include "Daiwa Original Parts" as defined in Article 1(a)(i) of the License Agreement.

     (f) Daiwa Original Products and parts offered to Carbite at FOB price by Daiwa shall include a 6% royalty. Therefore, Daiwa agrees to credit such 6% of FOB price toward the Minimum Royalty stated in Article 4(a) of the License Agreement for the relevant Contract Year.


4.   Other Obligations of Carbite

     (a) Carbite shall exert its best efforts to promote and extend sales of the Daiwa Products throughout the Territory. For such purposes, Carbite shall spend at least ten per cent (10%) of net sales of all Daiwa Products sold by Carbite on advertising and promotion of the Daiwa Products in the Territory.

     (b) Carbite shall provide at its expense sufficient facilities in the Territory for after-sales services of the Daiwa Products to satisfy reasonable requirements for such services by the retail purchasers of the Daiwa Products.

     (c) Three (3) months prior to the end of each Contract Year, beginning May 31,

2000, Carbite shall submit to Daiwa for its comments the following reports and forecasts on the format indicated by Daiwa:

          (i) A general report outlining the promotional program for the Daiwa Products and a general budget on a monthly basis therefor for the next Contract Year and a forecast of such program for the two (2) succeeding consecutive Contract Years. Such outlines are a forecast only and are not to be used for actual projections of anticipated results; and

          (ii) An itemized outline of sales estimates for the Daiwa Products for the next Contract Year, with a breakdown on a monthly basis by anticipated sources (where possible) of supply, referring to the factories of Daiwa or any Authorized Suppliers and or Qualified Manufacturers. Such an outline is to be a forecast only and is not to be used for actual projections of anticipated results. Such outlines for the first Contract Year shall be submitted by Carbite as soon as practicable, but not later than December 31, 1999.

     (d) Carbite shall, thirty (30) days prior to the end of each quarter of each Contract Year, beginning October 31, 1999, provide Daiwa with a market survey report of general market conditions for the Daiwa Products in the Territory and the following reports, together with such other information as the parties may agree to be essential for the formation and implementation of production and marketing policies:

          (i) An itemized list of the inventory of the Daiwa Products at the end of the preceding quarter of Carbite; and

          (ii) Itemized sales records showing the quantity of Daiwa Products sold.

     (e) Carbite has the right to solicit sales and develop business by way of sales of the Daiwa Products to retailers in the Territory, including golf specialty stores, department store golf shops, sporting goods specialists, golf mail-order businesses, on-course golf shops and golf mass marketers (notwithstanding any retail outlet that Carbite itself may operate). Carbite has the right to also solicit sales to consumers directly via television, the Internet, direct mail order or catalog sales.

     (f) Carbite shall, on arrival of any consignment of the Daiwa Products at its premises, promptly store them in an appropriate manner as specified by Daiwa and distribute the Daiwa Products in a manner which will ensure that they reach the customer in good condition.

     (g) Carbite shall pay promptly, without any deduction or set-off not expressly provided in this Agreement, all sums due to Daiwa in respect of the supply of the Daiwa Products in accordance with this Agreement or any other sum whatsoever due under this Agreement.

     (h) Carbite shall conduct its business in accordance with the highest business standards, and shall not conduct itself in a manner which will or may reflect adversely upon the "Daiwa" name, the Trademarks or Daiwa's business integrity or goodwill.


5.   Advertising and Promotion; Development of Daiwa Products

     (a) Carbite shall be responsible at its own expense for all advertising and promotion of the Daiwa Products in the Territory and, as provided in Article 4(a) hereof, shall spend at least ten per cent (10%) of net sales of all Daiwa Products sold by Carbite on advertising and promotion of the Daiwa Products in the Territory. Carbite may consult with Daiwa as to any advertising and promotional activities, and Daiwa may provide Carbite with such reasonable technical information as is necessary for that purpose.

     (b) Both parties agree to cooperate towards the technical development of new Daiwa Products.

6.   Orders, Shipment and Payment of Daiwa Original Products

     (a) Daiwa Original Products ordered by Carbite from Daiwa shall be delivered FOB. by Daiwa to Carbite.

     (b) Standard payment terms for Daiwa Original Products shall be the FOB. price payable by irrevocable letter of credit at sight. However, Daiwa hereby agrees to special payment terms by irrevocable letter of credit in favor of Daiwa to be issued by Carbite's bank for payment 90 days after the bill of lading date, provided that Carbite agrees to bear the interest for such 90 day period. The applicable interest rate shall be agreed upon by the parties separately here from in advance for each semi-annual Contract Year. Accordingly, Carbite shall arrange sixty (60) days prior to the proposed shipment date for each order of Daiwa Products either (i) such letter of credit at sight in such amount in U.S. dollars as is sufficient to cover the FOB. price of the relevant order, or (ii) such letter of credit payable 90 days after the bill of lading date in such amount in U.S. dollars as is sufficient to cover the FOB. price of the relevant order plus interest thereon for the 90 days calculated at the agreed-upon interest rate.

     (c) Other terms of sale of the Daiwa Original Products to Carbite pursuant to this Agreement shall be on such terms as are contained in the bill of lading or as are mutually agreed-upon and determined by the parties hereto from time to time.

7.   Title

     Title to each shipment of Daiwa Original Products shall pass from Daiwa to Carbite after delivery of the relevant bill of lading issued by the carrier for shipment by sea or by air, as the case may be, to Carbite.

8.   Trade Name; Trademarks; Intellectual Property Rights

     (a) Carbite hereby acknowledges that the "Daiwa" name and the rights of ownership therein, and goodwill attached thereto, belong exclusively to Daiwa. Carbite therefore agrees to refrain from using "Daiwa" or any other name similar thereto and clarify in its operating manuals, catalogues and all other advertisements, etc. that Carbite is an independent company without any equity relationship with Daiwa.

     (b) Carbite further hereby acknowledges that the Trademarks and the rights of ownership therein, and goodwill attached thereto, belong exclusively to Daiwa. Carbite shall not claim any rights for any derivatives, improvements or modifications of the Trademarks. Daiwa reserves all rights in the Trademarks not expressly granted to Carbite in this Agreement or the License Agreement.

     (c) Carbite shall not impose or have imposed on the Daiwa Products, or use in any way in connection with the sale of the Daiwa Products, any trademarks or trade names other than those approved in advance by Daiwa; provided, however, that this shall not prevent Carbite from indicating on the Daiwa Products, or in connection with the sale of the Daiwa Products, that they are distributed and serviced by Carbite.

     (d) Carbite shall use during the period of this Agreement only such literature, logos, trademarks and trade names of Daiwa, and only in such manner as previously agreed in writing by Daiwa in the normal course of business in connection with distribution of the Daiwa Products in the Territory. Any other use must be approved in advance in writing by Daiwa.

     (e) To the best of Daiwa's knowledge, the Trademarks and the Daiwa Original Products supplied by Daiwa do not infringe the intellectual property rights of any third party. Should any claim, demand or suit be made or filed against Carbite by a third party claiming that the Trademarks and/or the Daiwa Original Products infringe its intellectual property rights, Daiwa and Carbite shall re-negotiate the Target Purchase Amounts and Minimum Purchase Obligation (as defined above) set forth in Article 3. Daiwa further agrees, in the case of such a claim, to co-operate with Carbite in the defense of any such claim; provided, however, that Carbite shall not make any admission of liability, shall give Daiwa immediate notice of any claim, shall co-operate in the defense of such claim, and shall allow Daiwa, if it so elects, to handle, settle and assume any liability for such claim in such manner as Daiwa deems proper. Daiwa further agrees to indemnify, defend and hold harmless Carbite against any and all losses, claims, damages and expenses, including reasonable attorney fees and defense costs, to which Carbite may become subject as a result of any such claim, provided such claim pertains exclusively to Daiwa Original Products, but then only to the extent that the aggregate of such losses, damages and expenses does not exceed the aggregate of the payments Daiwa shall have received from Carbite under the License Agreement. In the event that the Daiwa Original Products are adjudged to infringe the patent rights of a third party, and Daiwa does not obtain a license under such patent, Carbite may terminate this Agreement forthwith.

9.   Defective Daiwa Original Products; After-Sales Service; Indemnification

     (a) Daiwa will, free of charge, repair or replace or cause to be repaired or replaced such Daiwa Original Products as shall be determined by Carbite upon consultation and agreement with Daiwa to be defective in design or manufacture, provided that notice of such defect is received by Daiwa within 6 months of the shipping date appearing on the bill of lading relating to the Daiwa Original Products. Carbite will be responsible for the replacement or repair of any Daiwa Licensed Products at its own expense. A small percentage (less than 5% on sold quantities) of other defective Daiwa Original Products and repairs shall be for Carbite's account.

     (b) For the term of this Agreement and for three (3) years following termination hereof, Carbite shall be responsible for and shall bear the entire expense of all after-sales service for the Daiwa Products and shall maintain such workshops and service facilities, employ such qualified personnel and maintain such stock of spare parts as are necessary to keep the Daiwa Products in serviceable condition, deal with customer complaints and honor warranties to purchasers of the Daiwa Products. During such time, Daiwa will make best efforts to provide spare parts to Carbite for the repair of any Daiwa Original Products.

     (c) In addition to those obligations set forth in paragraph (b) above, with respect to Daiwa Original Products which may be discontinued, Carbite agrees to maintain such stock of spare parts for five (5) years after discontinuation as are necessary to keep such discontinued Daiwa Original Products in serviceable condition, deal with customer complaints and honor warranties to purchasers of such discontinued Daiwa Original Products. Daiwa will exert its best efforts to provide spare parts to Carbite for the repair of any such discontinued Daiwa Original Products.

     (d) Carbite shall make no representations or warranties as to the quality, specifications or performance of Daiwa Original Products or parts thereof purchased from Daiwa other than those representations and warranties which have been made by Daiwa to Carbite.

     (e) Daiwa shall not be liable for any delay in delivery or non-delivery of any Daiwa Original Products which are manufactured by any third party on behalf of Daiwa for any reason which is outside Daiwa's control (including, but not limited to, labor disputes, delay in transport or the default of any sub-contractor) and if any delay occurs, then the period for delivery shall be extended by such period (not limited to the length of the delay) as may be required in order to deliver the Daiwa Original Products.

     (f) In recognition of the possibility that a claim, demand or suit may be made or filed against Daiwa and/or Carbite as a result of any defect, actual or claimed, in the Daiwa Original Products, and that under the theory or law of product liability or under the product liability statutes of states or countries within the Territory, Daiwa and/or Carbite may be held liable therefor, Daiwa shall obtain and shall maintain in full force and effect, for the term of this Agreement and for three years thereafter, comprehensive Daiwa Original Products liability insurance coverage for an amount it deems proper. Daiwa shall notify Carbite from time to time of the limit of such coverage obtained by Daiwa so that Carbite, if it so elects, may obtain additional coverage for its own benefit. Should any claim, demand or suit be made or filed against Carbite by a third party as a result of any defect, actual or claimed, in the Daiwa Original Products, the same provisions as set forth in
Article 8(e) with respect to the handling and expenses thereof shall apply with respect to such claim, demand or suit.

10.  Stock Options for Daiwa

     As further compensation to the amount reflected in the Minimum Royalty referred to in Article 4 (a) of the License Agreement, the Carbite hereby grants Daiwa stock options for 300,000 shares of common stock of Carbite at the closing market price on the date of the signatures of the Distribution Agreement. These options must be exercised by August 31, 2002, and shall expire upon termination of this Distribution Agreement, if such termination occurs prior to such date.

11.  Term and Termination; Loss of Exclusivity

     (a) This Agreement shall be effective for five (5) years from the date first above written until August 31, 2004. Carbite shall be given the option to extend for an additional 5-year term if Carbite has met all the obligations and the conditions of the Exclusive Distribution Agreement and the Trademark License Agreement . Carbite must execute such an option four (4) months prior to the end of the initial period unless previously terminated in accordance with the terms hereof. The Minimum Purchase Obligation and Minimum Royalty for each extended Contract Year must be reviewed and mutually agreed upon prior to six
(6) months before the termination of the first contract period, but in no event may the Minimum Purchase Obligation and Minimum Royalty be increased by more than 20% over that applicable to the previous year as a baseline for the contract extensions. If no agreement is reached four (4) months prior to the end of the initial period, then this Agreement will be terminated at August 31, 2004. If and when the term of this Agreement is extended beyond such date, this Agreement shall thereafter be extended automatically from year to year unless notice of intention to terminate in accordance with this Agreement is given by either party to the other not less than six (6) months prior to the end of the initial extended period or any other extension thereof, or unless previously terminated in accordance with the terms hereof. Provided, however, that in the absence of an agreement by the parties otherwise, the Target

Amount and Minimum Purchase Obligation applicable to such extended annual period shall be those applicable to the last year of the preceding term of this Agreement.

     (b) This Agreement shall automatically terminate immediately in the event of the
          (i)    insolvency or bankruptcy of either party;
          (ii)   termination of the License Agreement;
          (iii) withdrawal of Carbite from the business of manufacturing, selling or distributing Daiwa Products;
          (iv)   laying of criminal charges against either party;
          (v) transfer of the control of Carbite to a direct golf and or fishing tackle competitor of Daiwa without the prior consent of Daiwa; or
          (vi) if any of the Daiwa Original Products are definitively adjudged to infringe the patent rights of a third party.

     (c) If Carbite shall fail to meet the Minimum Purchase Obligation for two
(2) consecutive Contract Years, Carbite shall no longer be entitled to act as exclusive distributor of the Daiwa Products.

     (d) Unless otherwise provided herein, if at any time either party fails to comply with any of its obligations under this Agreement, and if such defaulting party has not remedied such default within ninety (90) days after the date of the receipt by such party from the other party of notice of default giving reasonable particulars of the alleged default, then the party not in default may terminate this Agreement by notice to that effect at any time after the aforesaid period of ninety (90) days.


12.  Consequences of Termination

     If this Agreement is terminated for any reason:

     (a) Any Daiwa Products purchased by Carbite hereunder may be sold by Carbite within six (6) months after the date of such termination to customers, retailers, distributors, wholesalers, etc. of its own choosing in the Territory.

     (b) If so directed in writing by Daiwa, any remaining stock not sold by Carbite within six (6) months after the date of termination shall be resold to Daiwa or any person designated by Daiwa at prices and on conditions as follows:

          (i) For current Daiwa Original Products or parts thereof (i.e. listed in the catalog current at the time of termination), one hundred percent (100%) of the FOB price plus import duties thereon, customs clearance expenses and inland transportation costs (the "Landed Cost");
          (ii) For discontinued Daiwa Original Products or parts thereof, thirty percent (30%) of the Landed Cost;
          (iii) Daiwa Original Products or parts thereof more than five (5) years after their discontinuation, ten percent (10%) of the Landed Cost;
          (iv) For Daiwa Original Products or parts thereof between five (5) and seven (7) years after their discontinuation, five percent (5%) of the Landed Cost;
          (v) For any excessive stock of parts of Daiwa Original Products kept for after-sales service by Carbite, Daiwa shall not repurchase such parts from Carbite.

          For the purposes of the above paragraph, an expert representative from Daiwa shall determine what quantity of stock of parts of Daiwa Original Products kept for after-sales service would be "excessive" and the determination of such expert shall be considered final.

     (c) Carbite shall not make any financial demands upon Daiwa, seeking compensation for its services performed hereunder or refund of expenses incurred by Carbite in providing service facilities, promotional activities and advertising or any other cause.

     (d) Neither party shall be released from any debts or liabilities which have accrued under this Agreement or the License Agreement at the time of termination and which are outstanding at the time of the termination of this Agreement.


13.  Relationship of the Parties

     Nothing contained in this Agreement shall constitute any relationship of partnership, joint venture or principal and agent between the parties and Carbite has no power, express or implied, to bind Daiwa in any matter. No manufacturing rights, licensing rights, or rights to use any patent or trademark are granted by this Agreement, except such as are specifically provided herein.


14.  Governing Law and Arbitration

     This Agreement and each sale of Daiwa Original Products hereunder by Daiwa to Carbite shall be governed by the laws of Japan. Any dispute, if it cannot be amicably settled by consultation and negotiation, shall be settled by arbitration. Unless the parties otherwise agree in writing, in the event that Carbite is the claimant, the arbitration shall take place in Tokyo, Japan, under the rules of the Japan Commercial Arbitration Association. In the event that Daiwa is the claimant, arbitration shall take place in San Diego, California, under the rules of the American Arbitration Association. The language of arbitration shall be English. The outcome of such arbitration shall be final and without any right of appeal.


15.  Notices

     All notices, requests and other communications hereunder shall be in the English language in writing, and shall be deemed to have been duly given if delivered by hand with proof of receipt at the time of receipt; if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been clearly received; or if mailed, ten (10) days after dispatched by registered airmail, postage prepaid, from any post office in Japan or the United States of America, as the case may be, addressed as follows:


          If to Daiwa:    14-16, Maesawa 3-chome
                          Higashikurume City
                          Tokyo, Japan
                          Attention: Mr. Toshikuni Dekura

          If to Carbite:  6330 Nancy Ridge Dr., Suite107,
                          San Diego, CA 92121
                          U.S.A.
                          Attention: Mr. John Pierandozzi

     Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.


16.  Warranties of the Parties

     Each party warrants to the other that it has the full right and power to enter into this Agreement and that the performance of this Agreement will not violate any rule, regulation, law or other governmental restriction to which it is bound and will not violate any agreement between that party and any third party.


17.  No Waiver

     No waiver of any right or remedy in respect of any occurrence or event on any one occasion will be deemed a waiver of such right or remedy in respect of such occurrence or event on any subsequent occasion.


18.  Force Majeure

     If either party is prevented from or delayed in performing any obligation of this Agreement as a result of circumstances beyond its control, including but not limited to Acts or God, governmental order or restriction, war, war-like conditions, hostilities, sanctions, mobilizations, blockage, embargo, detention, revolution, riot, strike, lockout, epidemic, fire or flood, such obligation shall be suspended for so long and to such an extent as may be justified in the circumstances and thereafter such obligation shall be performed pursuant to the terms of this Agreement.


19.  Language and Counterparts

     This Agreement may be executed in multiple counterparts in the English language, and each counterpart shall be deemed an original of this Agreement.


20.  Entire Agreement

     This Agreement, in combination with the Trademark License Agreement, constitutes the entire agreement between the parties hereto and supersedes all previous agreements and negotiations, commitments, communications and contracts in respect thereof. This Agreement may be amended only in writing signed by the parties hereto.


21.  Headings

     The headings of articles used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles of this

Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and this Agreement shall be deemed dated as of such date.


                              DAIWA SEIKO, INC.

                              By: __________________________________
                              Its: __________________________________


                              Carbite Inc.

                              By: __________________________________
                              Its: __________________________________